Exhibit 99.2

ALON USA ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2017

ALON USA ENERGY, INC. AND SUBSIDIARIES

Exhibit 99.2

ALON USA ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in thousands except per share data)

	June 30, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$215,270	$136,302
Accounts and other receivables, net	168,566	134,744
Income tax receivable	—	32,984
Inventories	114,076	130,502
Prepaid expenses and other current assets	37,162	36,761
Total current assets	535,074	471,293
Equity method investments	35,112	33,431
Property, plant and equipment, net	1,337,023	1,366,895
Goodwill	62,885	62,885
Other assets, net	154,818	160,797
Total assets	$2,124,912	$2,095,301
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$382,513	$328,561
Accrued liabilities	84,101	100,529
Current portion of long-term debt	16,414	16,414
Total current liabilities	483,028	445,504
Other non-current liabilities	158,220	188,833
Long-term debt	548,347	511,552
Deferred income tax liability	363,327	366,999
Total liabilities	1,552,922	1,512,888
Commitments and contingencies (Note 16)
Stockholders’ equity:
Preferred stock, par value $0.01, 15,000,000 shares authorized; and no shares issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock, par value $0.01, 150,000,000 shares authorized; 71,887,314 and 71,578,093 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	719	716
Additional paid-in capital	532,062	530,625
Accumulated other comprehensive loss, net of tax	(25,916)	(26,111)
Retained earnings	3,915	15,878
Total stockholders’ equity	510,780	521,108
Non-controlling interest in subsidiaries	61,210	61,305
Total equity	571,990	582,413
Total liabilities and equity	$2,124,912	$2,095,301

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Exhibit 99.2

ALON USA ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales (1)	$1,119,104	$1,008,388	$2,269,697	$1,858,361
Operating costs and expenses:
Cost of sales	945,588	871,394	1,918,462	1,606,538
Direct operating expenses	67,538	63,182	131,780	131,799
Selling, general and administrative expenses	47,167	51,644	96,392	100,345
Depreciation and amortization	35,549	36,985	72,096	71,847
Total operating costs and expenses	1,095,842	1,023,205	2,218,730	1,910,529
Gain (loss) on disposition of assets	569	6	1,045	(2,082)
Operating income (loss)	23,831	(14,811)	52,012	(54,250)
Interest expense	(18,429)	(18,799)	(33,546)	(37,106)
Equity earnings of investees	2,090	4,305	1,957	4,683
Other income (loss), net	(359)	146	(448)	218
Income (loss) before income tax expense (benefit)	7,133	(29,159)	19,975	(86,455)
Income tax expense (benefit)	2,367	(8,529)	4,935	(29,765)
Net income (loss)	4,766	(20,630)	15,040	(56,690)
Net income (loss) attributable to non-controlling interest	2,584	(260)	5,531	(783)
Net income (loss) available to stockholders	$2,182	$(20,370)	$9,509	$(55,907)
Earnings (loss) per share, basic	$0.03	$(0.29)	$0.13	$(0.80)
Weighted average shares outstanding, basic (in thousands)	71,597	70,493	71,543	70,318
Earnings (loss) per share, diluted	$0.03	$(0.29)	$0.13	$(0.80)
Weighted average shares outstanding, diluted (in thousands)	71,727	70,493	71,651	70,318
Cash dividends per share	$0.15	$0.15	$0.30	$0.30
___________

(1)
Includes excise taxes on sales by the retail segment of $21,394 and $19,864 for the three months ended June 30, 2017 and 2016, respectively, and $42,119 and $39,389 for the six months ended June 30, 2017 and 2016, respectively.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Exhibit 99.2

ALON USA ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss)	$4,766	$(20,630)	$15,040	$(56,690)
Other comprehensive income (loss):
Interest rate derivatives designated as cash flow hedges:
Unrealized holding gain (loss) arising during period	(61)	(400)	60	(1,521)
Loss reclassified to earnings - interest expense	248	228	420	298
Net gain (loss), before tax	187	(172)	480	(1,223)
Income tax expense (benefit)	68	(64)	175	(447)
Total other comprehensive income (loss), net of tax	119	(108)	305	(776)
Comprehensive income (loss)	4,885	(20,738)	15,345	(57,466)
Comprehensive income (loss) attributable to non-controlling interest	2,691	(257)	5,641	(784)
Comprehensive income (loss) attributable to stockholders	$2,194	$(20,481)	$9,704	$(56,682)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)

	For the Six Months Ended
	June 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$15,040	$(56,690)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	72,096	71,847
Stock compensation	1,787	5,001
Deferred income taxes	(3,847)	(29,764)
Equity earnings of investees, net of dividends	(1,681)	(4,533)
Amortization of debt issuance costs	1,590	1,594
Amortization of original issuance discount	3,640	3,343
(Gain) loss on disposition of assets	(1,045)	2,082
Unrealized loss on commodity swaps	—	7,144
Changes in operating assets and liabilities:
Accounts and other receivables, net	(33,822)	(45,014)
Income tax receivable	32,984	3,500
Inventories	16,426	(18,286)
Prepaid expenses and other current assets	(401)	(5,914)
Other assets, net	(3,060)	7,916
Accounts payable	2,825	45,741
Accrued liabilities	(16,246)	9,879
Other non-current liabilities	9,345	(8,286)
Net cash provided by (used in) operating activities	95,631	(10,440)
Cash flows from investing activities:
Capital expenditures	(28,797)	(37,230)
Capital expenditures for turnarounds and catalysts	(5,730)	(24,272)
Proceeds from disposition of assets	1,976	984
Acquisition of California renewable fuels facility	—	(7,936)
Net cash used in investing activities	(32,551)	(68,454)
Cash flows from financing activities:
Dividends paid to stockholders	(21,472)	(21,155)
Dividends paid to non-controlling interest	(67)	(244)
Distributions paid to non-controlling interest in the Partnership	(5,648)	(921)
Taxes paid due to the net settlement of stock-based compensation	(368)	(1,569)
RINs financing transactions	11,649	82,724
Revolving credit facilities, net	40,000	—
Payments on long-term debt	(8,206)	(8,215)
Net cash provided by financing activities	15,888	50,620
Net increase (decrease) in cash and cash equivalents	78,968	(28,274)
Cash and cash equivalents, beginning of period	136,302	234,127
Cash and cash equivalents, end of period	$215,270	$205,853
Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$27,643	$33,312
Refunds received for income tax	$(34,844)	$(1,808)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Exhibit 99.2

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands except as noted)

(1)	Basis of Presentation
As used in this report, unless otherwise specified, the terms “Alon,” “we,” “our” and “us” or like terms refer to Alon USA Energy, Inc. and its consolidated subsidiaries or to Alon USA Energy, Inc. or an individual subsidiary. Generally, the words
“we,” “our” and “us” include Alon USA Partners, LP and its consolidated subsidiaries (the “Partnership”) as consolidated subsidiaries of Alon USA Energy, Inc. unless when used in disclosures of transactions or obligations between the Partnership and Alon USA Energy, Inc., or its other subsidiaries.
Effective July 1, 2017, the merger between Delek US Holdings, Inc. (“Delek”) and Alon Energy was completed, consistent with the terms of the merger agreement. All of our outstanding common stock was exchanged for shares of Delek common stock at a rate of 0.504 shares of Delek common stock for every share of our common stock. Prior to this transaction, Delek owned approximately 33.7 million shares, or approximately 47%, of our common stock. In July 2017, our common stock was delisted from the NYSE and is no longer publicly traded.
These consolidated financial statements and notes are unaudited and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and notes required by GAAP for complete consolidated financial statements.
In the opinion of our management, the information included in these consolidated financial statements reflects all adjustments, consisting of normal and recurring adjustments, which are necessary for a fair presentation of our consolidated financial position and results of operations for the interim periods presented. All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior year balances may have been aggregated or disaggregated in order to conform to the current year presentation. Our results of operations for the three and six months ended June 30, 2017 are not necessarily indicative of the operating results that may be realized for the year ending December 31, 2017.
Our consolidated balance sheet as of December 31, 2016 has been derived from the audited financial statements as of that date. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016.
New Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board jointly issued a comprehensive new revenue recognition standard that provides accounting guidance for all revenue arising from contracts to provide goods or services to customers. This standard is intended to improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. The standard allows for either full retrospective adoption or modified retrospective adoption. In August 2015, the FASB updated the guidance to include a one-year deferral of the effective date for the new revenue standard, making the requirements of the standard effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted for interim and annual periods beginning after December 15, 2016. We are evaluating the guidance to determine the method of adoption and the impact this standard will have on our consolidated financial statements and related disclosures. Based on our initial evaluation, though not currently quantified, the adoption of the standard is not expected to have a material impact on the timing of revenue recognized, results of operations or cash flows.
In November 2015, the FASB issued an accounting standards update simplifying the presentation of income taxes. This updated standard eliminates the current requirement to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, all deferred tax assets and liabilities will be required to be classified as non-current. The requirements from the updated standard are effective for interim and annual periods beginning after December 31, 2016, and early adoption is permitted. We have adopted this updated guidance as of January 1, 2017 and applied the changes retrospectively to the prior period. The adoption of this updated standard resulted in the reclassification of $14,858 of current deferred income tax asset to non-current deferred income tax liability on the consolidated balance sheets at December 31, 2016.
In February 2016, the FASB issued new guidance on the accounting for leases, which requires lessees to recognize assets and liabilities on the balance sheet for the present value of the rights and obligations created by all leases with terms of more than 12 months. The standard will also require disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. The requirements from this guidance are effective for interim and annual periods beginning after December 31, 2018. We are evaluating the guidance to determine the impact this standard will have on our consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

In March 2016, the FASB issued an accounting standards update to simplify some provisions in stock compensation accounting. The areas for simplification of this update involve the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification of the statement of cash flows. This update will be effective for interim and annual periods beginning after December 15, 2016, and early adoption is permitted. We have adopted the updated guidance, effective January 1, 2017, with no material impact to our consolidated financial statements.
In June 2016, the FASB issued an accounting standards update requiring the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. The requirements from the updated standard are effective for interim and annual periods beginning after December 15, 2019. We are evaluating the guidance to determine the impact this standard will have on our consolidated financial statements.
In August 2016, the FASB issued an accounting standards update addressing eight specific cash flow issues with the objective of eliminating the existing diversity in practice. The amendments from this update are effective for interim and annual periods beginning after December 15, 2017. We do not expect application of this standard to have a material effect on our consolidated financial statements.
In January 2017, the FASB issued new guidance that changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business. The amendments from this update are effective for interim and annual periods beginning after December 15, 2017. We do not expect application of this standard to have a material effect on our consolidated financial statements.
In March 2017, the FASB issued new guidance to improve the presentation of net periodic benefit cost and net periodic postretirement benefit cost by providing additional guidance on the presentation and classification of net benefit costs in the consolidated statements of operations and on the components eligible for capitalization in assets. The amendments from this update are effective for interim and annual periods beginning after December 15, 2017. We are evaluating the guidance to determine the impact this standard will have on our consolidated financial statements.

(2)	Alon USA Partners, LP
The Partnership (NYSE: ALDW) is a publicly-traded limited partnership that owns the assets and conducts the operations of the Big Spring refinery and the associated integrated wholesale marketing operations. The limited partner interests of the Partnership are represented as common units outstanding. As of June 30, 2017, the 11,529,328 common units held by the public represent 18.4% of the Partnership’s common units outstanding. We own the remaining 81.6% of the Partnership’s common units and Alon USA Partners GP, LLC (the “General Partner”), our wholly-owned subsidiary, owns 100% of the general partner interest in the Partnership, which is a non-economic interest.
The limited partner interests in the Partnership not owned by us are reflected in the consolidated statements of operations in net income (loss) attributable to non-controlling interest and in our consolidated balance sheets in non-controlling interest in subsidiaries. The Partnership is consolidated within the refining and marketing segment.
We have agreements with the Partnership, under which the Partnership has agreed to reimburse us for certain administrative and operational services provided by us and our subsidiaries to the Partnership, provide certain indemnification obligations and other matters and establish terms for the supply of products by the Partnership to us.
Partnership Distributions
The Partnership has adopted a policy pursuant to which it will distribute all of the available cash generated each quarter, as defined in the partnership agreement, subject to the approval of the board of directors of the General Partner. The per unit amount of available cash to be distributed each quarter, if any, will be distributed within 60 days following the end of such quarter.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

The following table summarizes the Partnership’s cash distribution activity during the period:

	Cash Available for Distribution per Unit (1)	Distribution Paid Per Unit	Total Distribution Paid	Distributions Paid to Non-Controlling Interest
First Quarter 2017	$0.38	$0.11	$6,877	$1,267
Second Quarter 2017	0.35	0.38	23,761	4,381
_______________________

(1)
Represents the aggregate cash available for distribution per unit attributable to the period indicated. This represents the difference between cash available for distribution and distributions paid in the table above.

(3)	Segment Data
Our revenues are derived from three operating segments: (i) refining and marketing, (ii) asphalt and (iii) retail. The reportable operating segments are strategic business units that offer different products and services. The segments are managed separately as each segment requires unique technology, marketing strategies and distinct operational emphasis. Each operating segment’s performance is evaluated primarily based on operating income.
(a)Refining and Marketing Segment
Our refining and marketing segment includes a sour crude oil refinery located in Big Spring, Texas, a light sweet crude oil refinery located in Krotz Springs, Louisiana, and heavy crude oil refineries located in Paramount, Bakersfield and Long Beach, California (the “California refineries”). We primarily refine crude oil into petroleum products, including various grades of gasoline, diesel, jet fuel, petrochemicals, petrochemical feedstocks, asphalt and other petroleum-based products, which are marketed primarily in the South Central, Southwestern and Western regions of the United States. We are also shipping and selling gasoline into wholesale markets in the Southern and Eastern United States. Our California refineries have not processed crude oil since 2012 due to the high cost of crude oil relative to product yield and low asphalt demand.
The Partnership sells motor fuels under the Alon brand through various terminals to supply 635 Alon branded retail sites, including our retail segment convenience stores. In addition, the Partnership sells motor fuels through our wholesale distribution network on an unbranded basis.
We are the majority owner of a renewable fuels facility in California that began commercial production in February 2016 and converts tallow and vegetable oils into renewable fuels. The produced renewable fuels are drop-in replacements for petroleum-based fuels. The renewable fuels facility generates both state and federal environmental credits as well as the federal blender’s tax credit, when effective.
(b)Asphalt Segment
We own or operate 11 asphalt terminals located in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Washington (Richmond Beach), Arizona (Phoenix and Flagstaff) as well as asphalt terminals in which we own a 50% interest located in Fernley, Nevada, and Brownwood, Texas. The operations in which we have a 50% interest are recorded under the equity method of accounting and the investments are included as part of total assets in the asphalt segment data. Asphalt produced by our Big Spring refinery is transferred to the asphalt segment at prices substantially determined by reference to the cost of crude oil and Rocky Mountain asphalt, which is intended to approximate wholesale market prices.
(c)Retail Segment
Our retail segment operates 302 convenience stores located in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline and diesel under the Alon brand name and food products, food service, tobacco products, non-alcoholic and alcoholic beverages, general merchandise as well as money orders to the public, primarily under the 7-Eleven brand name. Substantially all of the motor fuel sold through our retail segment are supplied by our Big Spring refinery, which are transferred to the retail segment at prices substantially determined by reference to published commodity pricing information.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

(d)Corporate
Operations that are not included in any of the three segments are included in the corporate category. These operations consist primarily of corporate headquarters operating and depreciation expenses.
Segment data for the three and six month periods ended June 30, 2017 and 2016 is presented below:

	Refining and Marketing	Asphalt	Retail	Corporate	Consolidated Total
Three Months Ended June 30, 2017
Net sales to external customers	$846,610	$64,005	$208,489	$—	$1,119,104
Intersegment sales (purchases)	94,323	(5,079)	(89,244)	—	—
Depreciation and amortization	30,203	1,270	3,388	688	35,549
Operating income (loss)	13,809	4,436	6,453	(867)	23,831
Turnarounds, catalysts and capital expenditures	16,903	1,760	1,332	116	20,111

	Refining and Marketing	Asphalt	Retail	Corporate	Consolidated Total
Three Months Ended June 30, 2016
Net sales to external customers	$753,029	$68,097	$187,262	$—	$1,008,388
Intersegment sales (purchases)	76,884	(3,237)	(73,647)	—	—
Depreciation and amortization	31,514	1,261	3,350	860	36,985
Operating income (loss)	(23,759)	5,194	4,797	(1,043)	(14,811)
Turnarounds, catalysts and capital expenditures	19,222	335	1,200	689	21,446

	Refining and Marketing	Asphalt	Retail	Corporate	Consolidated Total
Six Months Ended June 30, 2017
Net sales to external customers	$1,762,239	$108,826	$398,632	$—	$2,269,697
Intersegment sales (purchases)	185,323	(11,962)	(173,361)	—	—
Depreciation and amortization	61,556	2,489	6,679	1,372	72,096
Operating income (loss)	38,334	2,955	12,467	(1,744)	52,012
Turnarounds, catalysts and capital expenditures	24,806	3,242	6,277	202	34,527

	Refining and Marketing	Asphalt	Retail	Corporate	Consolidated Total
Six Months Ended June 30, 2016
Net sales to external customers	$1,386,532	$121,596	$350,233	$—	$1,858,361
Intersegment sales (purchases)	139,994	(8,685)	(131,309)	—	—
Depreciation and amortization	61,298	2,521	6,749	1,279	71,847
Operating income (loss)	(66,122)	4,546	8,979	(1,653)	(54,250)
Turnarounds, catalysts and capital expenditures	54,391	1,075	3,911	2,125	61,502
Total assets by reportable segment consisted of the following:

	June 30, 2017	December 31, 2016
Refining and marketing	$1,757,205	$1,724,982
Asphalt	117,562	111,941
Retail	235,461	241,272
Corporate	14,684	17,106
Total assets	$2,124,912	$2,095,301
Operating income (loss) for each segment consists of net sales less cost of sales, direct operating expenses, selling, general and administrative expenses, depreciation and amortization, and gain (loss) on disposition of assets. Intersegment sales are intended to approximate wholesale market prices. Consolidated totals presented are after intersegment eliminations.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

Total assets of each segment consist of net property, plant and equipment, inventories, cash and cash equivalents, accounts and other receivables and other assets directly associated with the segment’s operations. Corporate assets consist primarily of corporate headquarters information technology and administrative equipment.

(4)	Fair Value
We determine fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We classify financial assets and financial liabilities into the following fair value hierarchy:

•	Level 1 - valued based on quoted prices in active markets for identical assets and liabilities;

•	Level 2 - valued based on quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability; and

•	Level 3 - valued based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
As required, we utilize valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3) within the fair value hierarchy. We generally apply the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.
The carrying amounts of our cash and cash equivalents, receivables, payables and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The reported amounts of long-term debt approximate fair value. Derivative instruments are carried at fair value, which are based on quoted market prices. Derivative instruments and Renewable Identification Numbers (“RINs”) obligation are our only assets and liabilities measured at fair value on a recurring basis.
Our RINs obligation surplus is based on the amount of RINs we purchased and internally generated in excess of our obligation at RINs prices as of the balance sheet date. The RINs obligation surplus is categorized as Level 2 and is measured at fair value based on quoted prices from an independent pricing service.
The following table sets forth the assets and liabilities measured at fair value on a recurring basis, by input level, in the consolidated balance sheets at June 30, 2017 and December 31, 2016:

	Level 1	Level 2	Level 3	Total
As of June 30, 2017
Assets:
Fair value hedges of consigned inventory	$—	$18,292	$—	$18,292
RINs obligation surplus (1)	—	1,850	—	1,850
Liabilities:
Commodity contracts (futures and forwards)	1,463	—	—	1,463
Interest rate swaps	—	1,476	—	1,476

As of December 31, 2016
Assets:
Fair value hedges of consigned inventory	$—	$14,777	$—	$14,777
Liabilities:
Commodity contracts (futures and forwards)	1,561	—	—	1,561
Interest rate swaps	—	1,956	—	1,956
________________

(1)
The RINs obligation surplus represents excess RINs received due to the Environmental Protection Agency’s approval of a small refinery exemption for the Krotz Springs refinery from the requirements of the renewable fuel standard for the 2016 calendar year that were held for sale at the balance sheet date.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

(5)	Derivative Financial Instruments
We selectively utilize crude oil and refined product commodity derivative contracts to reduce the risk associated with potential price changes on committed obligations as well as to reduce earnings volatility. We also utilize interest rate swaps to manage our exposure to interest rate risk. We do not speculate using derivative instruments. Credit risk on our derivative instruments is mitigated by transacting with counterparties meeting established collateral and credit criteria.
Mark to Market
We have certain contracts that serve as economic hedges, which are derivatives used for risk management but not designated as hedges for financial accounting purposes. All economic hedge transactions are recorded at fair value and any changes in fair value between periods are recognized in earnings.
We have contracts that are used to fix prices on forecasted purchases of inventory, which we refer to as futures and forwards. Futures represent trades executed on the New York Mercantile Exchange which have not been closed or settled at the end of the reporting period. Forwards represent physical trades for which pricing and quantities have been set, but the physical product delivery has not occurred by the end of the reporting period.
During the year ended December 31, 2016, we had economic hedges in the form of swap contracts that fixed price differentials between different types of crude oil and refined products that we use or produce at our refineries. As of June 30, 2017 and December 31, 2016, we did not have any outstanding commodity swap contracts accounted for as economic hedges.
Fair Value Hedges
Fair value hedges are used to hedge price volatility of certain refining inventories and firm commitments to purchase inventories. The gain or loss on a derivative instrument designated and qualifying as a fair value hedge, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, is recognized in earnings in the same period.
We have certain commodity contracts associated with the Supply and Offtake Agreements discussed in Note 7 that have been accounted for as fair value hedges, which had purchase volumes of 415 thousand barrels of crude oil as of June 30, 2017.
Cash Flow Hedges
To designate a derivative as a cash flow hedge, we document at the inception of the hedge the assessment that the derivative will be highly effective in offsetting expected changes in cash flows from the hedged item. This assessment, which is updated at least quarterly, is generally based on the most recent relevant historical correlation between the derivative and the hedged item. If, during the term of the derivative, the hedge is determined to be no longer highly effective, hedge accounting is prospectively discontinued and any remaining unrealized gains or losses, based on the effective portion of the derivative at that date, are reclassified to earnings when the underlying transactions occur.
Interest Rate Derivatives. We have interest rate swap agreements, maturing March 2019, that effectively fixed the variable LIBOR interest component of the term loans within the retail credit agreement. These interest rate swaps have been accounted for as cash flow hedges. The aggregate notional amount under these agreements covers approximately 75% of the outstanding principal of these term loans throughout the duration of the interest rate swaps. As of June 30, 2017, the outstanding principal of these term loans was $93,867. The interest rate swaps lock in an average fixed interest rate of 2.43% through the remainder of 2017; 2.89% in 2018 and 3.06% in 2019.
Related to interest rate swap cash flow hedges in OCI, we recognized unrealized gains (losses) of $187 and $(172) for the three months and $480 and $(1,223) for the six months ended June 30, 2017 and 2016, respectively.
For the three and six months ended June 30, 2017 and 2016, there was no cash flow hedge ineffectiveness recognized in income and no component of our cash flow hedges’ gains or losses was excluded from the assessment of hedge effectiveness.
As of June 30, 2017, we have unrealized losses of $1,476 classified in OCI related to cash flow hedges. Assuming interest rates remain unchanged, unrealized losses of $836 will be reclassified from OCI into earnings over the next twelve-month period as the underlying transactions occur.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

The following tables present the effect of derivative instruments on the consolidated balance sheets:

	As of June 30, 2017
	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity contracts (futures and forwards)	Accounts receivable	$1,422	Accrued liabilities	$2,885
Total derivatives not designated as hedging instruments		1,422		2,885

Derivatives designated as hedging instruments:
Interest rate swaps		$—	Other non-current liabilities	$1,476
Fair value hedges of consigned inventory	Other assets	18,292		—
Total derivatives designated as hedging instruments		18,292		1,476
Total derivatives		$19,714		$4,361

	As of December 31, 2016
	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity contracts (futures and forwards)	Accounts receivable	$3,602	Accrued liabilities	$5,163
Total derivatives not designated as hedging instruments		3,602		5,163

Derivatives designated as hedging instruments:
Interest rate swaps		$—	Other non-current liabilities	$1,956
Fair value hedges of consigned inventory	Other assets	14,777		—
Total derivatives designated as hedging instruments		14,777		1,956
Total derivatives		$18,379		$7,119
The following tables present the effect of derivative instruments on the consolidated statements of operations and accumulated other comprehensive income:
Derivatives designated as hedging instruments:

Cash Flow Hedging Relationships	Gain (Loss) Recognized in OCI	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)		Gain (Loss) Reclassified from Accumulated OCI into Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
		Location	Amount	Location	Amount
For the Three Months Ended June 30, 2017
Interest rate swaps	$187	Interest expense	$(248)		$—
Total derivatives	$187		$(248)		$—

For the Three Months Ended June 30, 2016
Interest rate swaps	$(172)	Interest expense	$(228)		$—
Total derivatives	$(172)		$(228)		$—

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

Cash Flow Hedging Relationships	Gain (Loss) Recognized in OCI	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)		Gain (Loss) Reclassified from Accumulated OCI into Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
		Location	Amount	Location	Amount
For the Six Months Ended June 30, 2017
Interest rate swaps	$480	Interest expense	$(420)		$—
Total derivatives	$480		$(420)		$—

For the Six Months Ended June 30, 2016
Interest rate swaps	$(1,223)	Interest expense	$(298)		$—
Total derivatives	$(1,223)		$(298)		$—
Derivatives in fair value hedging relationships:

		Gain (Loss) Recognized in Income
		For the Three Months Ended		For the Six Months Ended
		June 30,		June 30,
	Location	2017	2016	2017	2016
Fair value hedges of consigned inventory (1)	Interest expense	$952	$(11,126)	$3,515	$(12,341)
Total derivatives		$952	$(11,126)	$3,515	$(12,341)
________________

(1)	Changes in the fair value hedges are substantially offset in earnings by changes in the hedged items.
Derivatives not designated as hedging instruments:

		Gain Recognized in Income
		For the Three Months Ended		For the Six Months Ended
		June 30,		June 30,
	Location	2017	2016	2017	2016
Commodity contracts (futures and forwards)	Cost of sales	$3,217	$1,207	$2,346	$6,420
Commodity contracts (swaps)	Cost of sales	—	95	—	461
Total derivatives		$3,217	$1,302	$2,346	$6,881
Offsetting Assets and Liabilities
Our derivative instruments are subject to master netting arrangements to manage counterparty credit risk associated with derivatives, and we offset the fair value amounts recorded for derivative instruments to the extent possible under these agreements on our consolidated balance sheets.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

The following table presents offsetting information regarding our derivatives by type of transaction as of June 30, 2017 and December 31, 2016:

	Gross Amounts of Recognized Assets/Liabilities	Gross Amounts offset in the Statement of Financial Position	Net Amounts Presented in the Statement of Financial Position	Gross Amounts Not offset in the Statement of Financial Position		Net Amount
				Financial Instruments	Cash Collateral Pledged
As of June 30, 2017
Derivative Assets:
Commodity contracts (futures and forwards)	$3,280	$(1,858)	$1,422	$(1,422)	$—	$—
Interest rate swaps	42	(42)	—	—	—	—
Fair value hedges of consigned inventory	18,292	—	18,292	—	—	18,292
Derivative Liabilities:
Commodity contracts (futures and forwards)	$4,743	$(1,858)	$2,885	$(1,422)	$—	$1,463
Interest rate swaps	1,518	(42)	1,476	—	—	1,476

As of December 31, 2016
Derivative Assets:
Commodity contracts (futures and forwards)	$5,169	$(1,567)	$3,602	$(3,602)	$—	$—
Interest rate swaps	29	(29)	—	—	—	—
Fair value hedges of consigned inventory	14,777	—	14,777	—	—	14,777
Derivative Liabilities:
Commodity contracts (futures and forwards)	$6,730	$(1,567)	$5,163	$(3,602)	$—	$1,561
Interest rate swaps	1,985	(29)	1,956	—	—	1,956
Compliance Program Market Risk
We are obligated by government regulations to blend a certain percentage of biofuels into the products that we produce and are consumed in the U.S. We purchase biofuels from third parties and blend those biofuels into our products, and each gallon of biofuel purchased includes a RIN. To the degree we are unable to blend biofuels at the required percentage, a RINs deficit is generated and we must acquire that number of RINs by the annual reporting deadline in order to remain in compliance with applicable regulations. Alternatively, if we have a RINs surplus, some of those RINs could be sold. Any such sales would be subject to our normal credit evaluation process.
We are exposed to market risk related to the volatility in the price of credits needed to comply with these governmental and regulatory programs. We manage this risk by purchasing RINs when prices are deemed favorable utilizing fixed price purchase contracts. We may also sell the RINs with an agreement to repurchase in the future at a fixed price. Some of these contracts are derivative instruments; however, we elect the normal purchase and sale exception and do not record these contracts at their fair values.
In February 2017, the Environmental Protection Agency approved a small refinery exemption for the Krotz Springs refinery from the requirements of the renewable fuel standard for the 2016 calendar year (the “Krotz Springs Exemption”). As a result, we recorded a reduction to RINs expense of $27,746 in the first quarter of 2017.
The total net cost (benefit) related to meeting our obligations under these compliance programs was $10,610 and $9,136 for the three months ended and $(2,636) and $20,347 for the six months ended June 30, 2017 and 2016, respectively, inclusive of the Krotz Springs Exemption. These amounts are reflected in cost of sales in the consolidated statements of operations and are exclusive of the benefit generated from operations at our California renewable fuels facility.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

(6)	Inventories
Carrying value of inventories consisted of the following:

	June 30, 2017	December 31, 2016
Crude oil, refined products, asphalt and blendstocks	$43,885	$57,021
Crude oil consignment inventory (Note 7)	8,433	11,708
Materials and supplies	28,443	27,826
Store merchandise	28,335	26,752
Store fuel	4,980	7,195
Total inventories	$114,076	$130,502
The market value of our refined products, asphalt and blendstock inventories exceeded LIFO costs by $2,524 and $4,390 at June 30, 2017 and December 31, 2016, respectively. The market value of our crude oil inventories exceeded LIFO costs, net of the fair value hedged items, by $9,602 and $13,154 at June 30, 2017 and December 31, 2016, respectively.

(7)	Inventory Financing Agreements
We have entered into Supply and Offtake Agreements and other associated agreements (together the “Supply and Offtake Agreements”) with J. Aron & Company (“J. Aron”), to support the operations of our Big Spring, Krotz Springs and California refineries and certain of our asphalt terminals. Pursuant to the Supply and Offtake Agreements, (i) J. Aron agreed to sell to us, and we agreed to buy from J. Aron, at market prices, crude oil for processing at the refineries and (ii) we agreed to sell, and J. Aron agreed to buy, at market prices, certain refined products produced at the refineries.
The Supply and Offtake Agreements also provided for the sale, at market prices, of our crude oil and certain refined product inventories to J. Aron, the lease to J. Aron of crude oil and refined product storage facilities, and the identification of prospective purchasers of refined products on J. Aron’s behalf.
The Supply and Offtake Agreements for the Big Spring and Krotz Springs refineries have initial terms that expire in May 2021, and the Supply and Offtake Agreement for the California refineries has initial terms that expire in May 2019. J. Aron may elect to terminate the Supply and Offtake Agreements for the Big Spring and Krotz Springs refineries prior to the expiration of the initial term beginning in May 2018 and upon each anniversary thereof, on six months prior notice. We may elect to terminate at the Big Spring and Krotz refineries in May 2020 on six months prior notice. J. Aron may elect to terminate the Supply and Offtake Agreement for the California refineries prior to the expiration of the initial term in May 2017 and upon each anniversary thereof, on six months prior notice. We may elect to terminate at the California refineries in May 2018 on six months prior notice.
Following expiration or termination of the Supply and Offtake Agreements, we are obligated to purchase the crude oil and refined product inventories then owned by J. Aron and located at the leased storage facilities at then current market prices.
Associated with the Supply and Offtake Agreements, we have designated fair value hedges of our inventory purchase commitments with J. Aron and crude oil inventory consigned to J. Aron (“crude oil consignment inventory”). Additionally, financing charges related to the Supply and Offtake Agreements are recorded as interest expense in the consolidated statements of operations.
In connection with the Supply and Offtake Agreement for our Krotz Springs refinery, we have granted a security interest to J. Aron in all of its accounts and inventory to secure its obligations to J. Aron. In addition, we have granted a security interest in all of its real property and equipment to J. Aron to secure its obligations under a commodity hedge and sale agreement in lieu of posting cash collateral and being subject to cash margin calls.
At June 30, 2017 and December 31, 2016, we had net current receivables of $20,788 and $6,112, respectively, with J. Aron for purchases and sales, and a consignment inventory receivable representing a deposit paid to J. Aron of $26,179 and $26,179, respectively. At June 30, 2017 and December 31, 2016, we had non-current liabilities for the original financing of $17,574 and $22,042, respectively, net of the related fair value hedges.
Additionally, we had net current payables of $2,994 and $5,613 at June 30, 2017 and December 31, 2016, respectively, for forward commitments related to month-end consignment inventory target levels differing from projected levels and the associated pricing with these inventory level differences.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

(8)	Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following:

	June 30, 2017	December 31, 2016
Refining facilities	$2,026,853	$2,005,015
Pipelines and terminals	43,538	43,538
Retail	219,283	214,596
Other	26,859	26,657
Property, plant and equipment, gross	2,316,533	2,289,806
Accumulated depreciation	(979,510)	(922,911)
Property, plant and equipment, net	$1,337,023	$1,366,895

(9)	Additional Financial Information
The following tables provide additional financial information related to the consolidated financial statements.

(a)	Other Assets, Net

	June 30, 2017	December 31, 2016
Deferred turnaround and catalyst cost	$70,211	$79,391
Environmental receivables (Note 16)	2,433	2,762
Intangible assets, net	18,696	18,962
Receivable from supply and offtake agreements (Note 7)	26,179	26,179
Fair value hedges of consigned inventory (Note 5)	18,292	14,777
Other, net	19,007	18,726
Total other assets	$154,818	$160,797

(b)	Accounts Payable
Included in accounts payable was $130,364 and $78,565 related to RINs financing transactions as of June 30, 2017 and December 31, 2016, respectively.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

(c)	Accrued Liabilities and Other Non-Current Liabilities

	June 30, 2017	December 31, 2016
Accrued Liabilities:
Taxes other than income taxes, primarily excise taxes	$34,881	$41,420
Employee costs	11,396	23,014
Commodity contracts	2,885	5,163
Accrued finance charges	1,839	1,866
Environmental accrual (Note 16)	4,237	4,237
Other	28,863	24,829
Total accrued liabilities	$84,101	$100,529

Other Non-Current Liabilities:
Pension and other postemployment benefit liabilities, net	$50,782	$48,983
Environmental accrual (Note 16)	41,394	41,399
Asset retirement obligations	12,827	12,463
Consignment inventory obligations (Note 7)	35,866	36,819
Interest rate swaps	1,476	1,956
RINs financing transactions	—	39,478
Other	15,875	7,735
Total other non-current liabilities	$158,220	$188,833

(10)	Postretirement Benefits
The components of net periodic benefit cost related to our benefit plans for the three and six months ended June 30, 2017 and 2016 consisted of the following:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Components of net periodic benefit cost:
Service cost	$976	$951	$1,952	$1,903
Interest cost	1,395	1,409	2,790	2,818
Expected return on plan assets	(1,549)	(1,749)	(3,098)	(3,498)
Amortization of net loss	775	807	1,550	1,613
Net periodic benefit cost	$1,597	$1,418	$3,194	$2,836
Our estimated contributions to our pension plans during 2017 have not changed significantly from amounts previously disclosed in the notes to the consolidated financial statements for the year ended December 31, 2016. For the six months ended June 30, 2017, we made no contributions to our qualified pension plans. For the six months ended June 30, 2016, we contributed $1,181 to our qualified pension plans.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

(11)	Indebtedness
Debt consisted of the following:

	June 30, 2017	December 31, 2016
Term loan credit facilities	$281,148	$284,233
Alon USA, LP Credit Facility	50,000	—
Convertible senior notes	140,322	136,602
Retail credit facilities	93,291	107,131
Total debt	564,761	527,966
Less: Current portion	16,414	16,414
Total long-term debt	$548,347	$511,552
(a) Letter of Credit Facility and Alon USA, LP Revolving Credit Facility
We had letters of credit outstanding under our $60,000 letter of credit facility of $57,253 and $57,727 at June 30, 2017 and December 31, 2016, respectively.
At June 30, 2017 there were $50,000 outstanding borrowings under the Alon USA, LP $240,000 revolving credit facility, compared to no outstanding borrowings at December 31, 2016. At June 30, 2017 and December 31, 2016, we had letters of credit outstanding of $48,730 and $100,613, respectively.
(b) Convertible Senior Notes
The conversion rate for our 3.00% unsecured convertible senior notes (“Convertible Notes”) is subject to adjustment upon the occurrence of certain events, including cash dividend adjustments, but will not be adjusted for any accrued and unpaid interest. As of June 30, 2017, the adjusted conversion rate was 74.241 shares of our common stock per each $1 (in thousands) principal amount of Convertible Notes, equivalent to a per share conversion price of approximately $13.47, to reflect cash dividend adjustments. The options had an adjusted strike price of $13.47 per share and the warrants had an adjusted strike price of $18.30 per share. Upon a potential change of control, we may have to settle the value of the warrants. Any future quarterly cash dividend payments in excess of $0.06 per share will cause further adjustment based on the formula contained in the indenture governing the Convertible Notes. As of June 30, 2017, there have been no conversions of the Convertible Notes.
Effective July 1, 2017, with the completion of the merger between Delek and Alon Energy, the Convertible Notes are now convertible into shares of Delek common stock at the conversion rate of 0.504 shares of Delek common stock for every share of our common stock.
(c) Financial Covenants
We have certain credit agreements that contain maintenance financial covenants. At June 30, 2017, we were in compliance with these covenants.

(12)	Stock-Based Compensation (share values in dollars)
Our overall executive incentive compensation program permits the granting of awards to our directors, officers and key employees in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted common stock units, performance shares, performance units and senior executive plan bonuses.
Restricted Stock. Non-employee directors are awarded an annual grant of $25 in shares of restricted stock, which vest over a period of three years, assuming continued service at vesting. In May 2017, Alon granted awards of 9,845 restricted shares at a grant date price of $12.70 per share.
In January 2017, we granted awards of 105,448 restricted shares to certain executive officers at a grant date price of $12.07 per share. As a result of the merger between Delek and Alon Energy, 50% of these January 2017 restricted shares vested in July 2017, with the remainder to vest in January 2018, assuming continued service at vesting.
As the merger between Delek and Alon Energy was completed, effective July 1, 2017 all shares of our common stock were converted to Delek common stock at a rate of 0.504 shares of Delek common stock for every share of our common stock.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

The following table summarizes the restricted share activity from January 1, 2017:

		Weighted Average Grant Date Fair Values
Non-vested Shares	Shares	(per share)
Non-vested at December 31, 2016	159,634	$12.26
Granted	115,293	12.12
Vested	(8,331)	12.00
Forfeited	—	—
Non-vested at June 30, 2017	266,596	$12.21
Compensation expense for restricted stock awards amounted to $506 and $2,553 for the three months ended June 30, 2017 and 2016, respectively, and $1,010 and $4,266 for the six months ended June 30, 2017 and 2016, respectively. These amounts are included in selling, general and administrative expenses in the consolidated statements of operations. The fair value of shares vested in 2017 was $106.
Partnership Restricted Units. Non-employee directors of the Partnership, who are designated by Alon’s directors, are awarded an annual grant of $25 in restricted common units, which vest over a period of three years, assuming continued service at vesting. In May 2017, we granted awards of 9,108 restricted common units at a grant date price of $10.98 per unit. Compensation expense for the Partnership’s restricted common unit grants amounted to $24 and $18 for the three months ended June 30, 2017 and 2016, respectively, and $47 and $28 for the six months ended June 30, 2017 and 2016, respectively. These amounts are included in selling, general and administrative expenses in the consolidated statements of operations.
Unrecognized Compensation Cost. As of June 30, 2017, there was $1,588 of total unrecognized compensation cost related to non-vested share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 1.2 years.

(13)	Equity (share values in dollars)
Changes to equity during the six months ended June 30, 2017 are presented below:

	Total Stockholders’ Equity	Non-controlling Interest	Total Equity
Balance at December 31, 2016	$521,108	$61,305	$582,413
Other comprehensive income	195	110	305
Stock compensation	1,440	(21)	1,419
Distributions to non-controlling interest in the Partnership	—	(5,648)	(5,648)
Dividends	(21,472)	(67)	(21,539)
Net income	9,509	5,531	15,040
Balance at June 30, 2017	$510,780	$61,210	$571,990
(a)Common Stock
Amended Shareholder Agreement. In 2012, we signed agreements with the remaining non-controlling interest shareholders of Alon Assets, Inc. (“Alon Assets”) whereby the participants would exchange shares of Alon Assets for shares of our common stock. During the six months ended June 30, 2017, the remaining shares of Alon Assets held by the non-controlling shareholder were exchanged for 232,699 shares of our common stock.
We recognized compensation expense associated with the difference in value between the participants' ownership of Alon Assets compared to our common stock of $356 and $310 for the three months ended June 30, 2017 and 2016, respectively, $730 and $707 for the six months ended June 30, 2017 and 2016, respectively. These amounts are included in selling, general and administrative expenses in the consolidated statements of operations.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

(b)	Dividends
Common Stock Dividends. During the six months ended June 30, 2017, we paid the following dividends:

Date Paid	Record Date	Dividend Amount Per Share
March 17, 2017	March 9, 2017	$0.15
June 8, 2017	May 22, 2017	0.15

(c)	Accumulated Other Comprehensive Loss
The following table displays the change in accumulated other comprehensive loss, net of tax:

	Unrealized Gain (Loss) on Cash Flow Hedges	Postretirement Benefit Plans	Total
Balance at December 31, 2016	$(1,229)	$(24,882)	$(26,111)
Other comprehensive income (loss) before reclassifications	32	(104)	(72)
Amounts reclassified from accumulated other comprehensive loss	267	—	267
Net current-period other comprehensive income (loss)	299	(104)	195
Balance at June 30, 2017	$(930)	$(24,986)	$(25,916)

(14)	Earnings (Loss) Per Share
Basic earnings (loss) per share is calculated as net income (loss) available to common stockholders divided by the average number of participating shares of common stock outstanding. Diluted earnings (loss) per share includes the dilutive effect of granted restricted common stock awards, convertible debt and warrants using the treasury stock method.
The calculation of earnings (loss) per share, basic and diluted, for the three and six months ended June 30, 2017 and 2016, is as follows (shares in thousands, per share value in dollars):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss) available to common stockholders	2,182	(20,370)	$9,509	$(55,907)
Weighted average shares outstanding, basic	71,597	70,493	71,543	70,318
Dilutive common stock equivalents	130	—	108	—
Weighted average shares outstanding, diluted	71,727	70,493	71,651	70,318
Earnings (loss) per share, basic	$0.03	$(0.29)	$0.13	$(0.80)
Earnings (loss) per share, diluted	$0.03	$(0.29)	$0.13	$(0.80)
For the three and six months ended June 30, 2017, the weighted average diluted shares includes all potentially dilutive common stock equivalents. For the three and six months ended June 30, 2016, we excluded 11 and 25 common stock equivalents, respectively, from the weighted average diluted shares outstanding as the effect of including such shares would be anti-dilutive.

(15)	Related Party Transactions
Delek US Holdings, Inc.
We had purchases, net of sales, of crude oil, products and RINs from Delek of $24,194 and $371 for the three months ended June 30, 2017 and 2016, respectively, and $25,907 and $1,537, for the six months ended June 30, 2017 and 2016 respectively. Accounts payable includes a balance outstanding to Delek of $2,915 at June 30, 2017.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

(16)	Commitments and Contingencies

(a)	Commitments
In the normal course of business, we have long-term commitments to purchase, at market prices, utilities such as natural gas, electricity and water for use by our refineries, terminals, pipelines and retail locations. We are also party to various refined product and crude oil supply and exchange agreements, which are typically short-term in nature or provide terms for cancellation.

(b)	Contingencies
We are involved in various legal actions arising in the ordinary course of business. We believe the ultimate disposition of these matters will not have a material effect on our financial position, results of operations or liquidity.
One of our subsidiaries is a party to a lawsuit alleging breach of contract pertaining to an asphalt supply agreement. We believe that we have valid counterclaims as well as affirmative defenses that will preclude recovery. Attempts to reach a commercial arrangement to resolve the dispute have been unsuccessful to this point. This matter is not currently scheduled for trial. Due to the uncertainties of litigation, we cannot predict with certainty the ultimate resolution of this lawsuit.

(c)	Environmental
We are subject to loss contingencies pursuant to federal, state, and local environmental laws and regulations. These laws and regulations govern the discharge of materials into the environment and may require us to incur future obligations to investigate the effects of the release or disposal of certain petroleum, chemical, and mineral substances at various sites; to remediate or restore these sites and to compensate others for damage to property and natural resources. These contingent obligations relate to sites that we own and are associated with past or present operations. We are currently participating in environmental investigations, assessments and cleanups pertaining to our refineries, service stations, pipelines and terminals. We may be involved in additional future environmental investigations, assessments and cleanups. The magnitude of future costs are unknown and will depend on factors such as the nature and contamination at many sites, the timing, extent and method of the remedial actions which may be required, and the determination of our liability in proportion to other responsible parties.
Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Substantially all amounts accrued are expected to be paid out over the next 15 years. The level of future expenditures for environmental remediation obligations cannot be determined with any degree of reliability.
We have accrued environmental remediation obligations of $45,631 ($4,237 current liability and $41,394 non-current liability) at June 30, 2017, and $45,636 ($4,237 current liability and $41,399 non-current liability) at December 31, 2016.
We have an indemnification agreement with a prior owner for part of the remediation expenses at certain West Coast assets. We have recorded current receivables of $644 and $644 and non-current receivables of $2,433 and $2,762 at June 30, 2017 and December 31, 2016, respectively.

(17)	Subsequent Events
Partnership Distribution
On July 27, 2017, the board of directors of the General Partner declared a cash distribution to the Partnership’s common unitholders of approximately $21,885, or $0.35 per common unit. The cash distribution will be paid on August 24, 2017 to unitholders of record at the close of business on August 17, 2017. The total cash distribution payable to non-affiliated common unitholders will be approximately $4,035.
Acquisition by Delek
As previously noted in Note 1, effective July 1, 2017, the merger between Delek and Alon Energy was completed, consistent with the terms of the merger agreement. All of our outstanding common stock was exchanged for shares of Delek common stock at a rate of 0.504 shares of Delek common stock for every share of our common stock. Prior to this transaction, Delek owned approximately 33.7 million shares, or approximately 47%, of our common stock. In July 2017, our common stock was delisted from the NYSE and is no longer publicly traded. See also Notes 11 and 12 for additional impact resulting from the acquisition of Alon Energy by Delek.